Exhibit 3.02

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

(Before Payment of Capital or Issuance of Stock)

CORPORATE ADVISORY SERVICE, INC.

Name of Incorporator

certify that

1.  He contributes two-thirds of the original incorporators BRIDGE CAPITAL.COM, INC. a Nevada Corporation.

2.  The original Articles were filed in the Office of the Secretary of State on 2/10/99.

3.  As of the date of this certificate, no stock of the corporation has been issued.

They hereby adopt the following amendments to the Articles of Incorporation of the corporation:

Article FIRST is amended to read as follows:

FIRST. The name of the corporation is:

DENALI CONCRETE MANAGEMENT, INC.

/s/ Sara A. Zaro

Sara A. Zaro, Vice-President